EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-130505, 333-129754, 333-114866, 333-97769, 333-66746 and 333-37914) pertaining to the stock option plans of Genius Products, Inc. and subsidiaries of our reports dated May 1, 2007, with respect to the consolidated financial statements of Genius Products, LLC and subsidiaries, and the consolidated financial statements and schedule of Genius Products, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Los Angeles, California
May 1, 2007